UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2018

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 16, 2018, Accuray Incorporated (the “Company”) issued a press release announcing its financial results for the fourth quarter and fiscal year ended June 30, 2018. A copy of the Company’s press release dated August 16, 2018, titled “Accuray Reports Fourth Quarter and Fiscal 2018 Financial Results” is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing information (including the exhibit hereto) is being furnished under “Item 2.02 Results of Operations and Financial Condition” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 14, 2018, Kevin Waters provided the Company with notice of his intent to resign from his position as Senior Vice President, Chief Financial Officer of the Company, which resignation will be effective on October 1, 2018. Mr. Waters’ resignation was not a result of any disagreement with the Company or its Board of Directors, or any matter relating to the Company’s operations, policies or practices.

(c)  On August 15, 2018, the Company’s Board of Directors appointed Shig Hamamatsu, 45, as the Company’s Interim Chief Financial Officer, effective October 1, 2018.  Mr. Hamamatsu has served as the Company’s Vice President, Finance and Chief Accounting Officer since September 2017.  Prior to joining the Company, Mr. Hamamatsu served as VP, Corporate Controller at Cepheid, a publicly traded molecular diagnostics company that was acquired by Danaher Corporation, from November 2015 to May 2017.  From June 2014 to November 2015, he served as VP, Finance and Corporate Controller at Cypress Semiconductor Corporation, a publicly traded global semiconductor manufacturer.  From May 2012 until May 2014, Mr. Hamamatsu served as VP, Finance at RPX Corporation, a publicly traded patent risk management solutions provider.  Mr. Hamamatsu began his career as an auditor at PricewaterhouseCoopers LLP.  Mr. Hamamatsu received his B.A., Business Administration, concentration in accounting, from University of Washington.  He is a certified public accountant in the state of California (inactive).

In connection with his appointment as Interim Chief Financial Officer, the Company and Mr. Hamamatsu entered into an offer letter for such position (the “Offer Letter”), pursuant to which Mr. Hamamatsu’s annual base salary and target bonus opportunity will be increased to $375,000 and 50%, respectively.  In addition, as contemplated by the Offer Letter, the Compensation Committee of the Company’s Board of Directors approved granting Mr. Hamamatsu an award of 25,000 restricted stock units (“RSUs”) under the Company’s 2016 Equity Incentive Plan, effective August 31, 2018 (the “RSU Award”).  One hundred percent (100%) of the RSUs subject to the RSU Award will vest on December 31, 2019, subject to Mr. Hamamatsu continuing to be an employee of the Company on such date.  The Offer Letter also provides that if Mr. Hamamatsu’s employment with the Company is terminated by the Company without cause or if Mr. Hamamatsu resigns from such employment for good reason, then Mr. Hamamatsu will be eligible to receive (i) a lump sum payment equal to six months of his base salary; (ii) a prorated portion of the bonus he would have received for the fiscal year in which his employment terminates; (iii) reimbursement of health insurance premiums for six months; and (iv) payment for outplacement services.

Mr. Hamamatsu is not a party to any arrangement or understanding regarding his selection as an officer. Mr. Hamamatsu has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Hamamatsu is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter is a summary only and is qualified in its entirety by the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

(e) On August 14, 2018, in connection with Mr. Waters’ resignation, the Company entered into a consulting agreement with Mr. Waters (the “Consulting Agreement) to assist in the transition of his responsibilities after his departure from the Company. Pursuant to the terms of the Consulting Agreement, Mr. Waters will provide consulting and transition services from October 2, 2018 through December 31, 2018 and is entitled to receive, for the term of his consultancy, $30,000 per month as well as continued vesting of his outstanding Company equity awards.

The foregoing description of the Consulting Agreement is a summary only and is qualified in its entirety by the full text of the Consulting Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release dated August 16, 2018, titled “Accuray Reports Fourth Quarter and Fiscal 2018 Financial Results.”

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 16, 2018, titled “Accuray Reports Fourth Quarter and Fiscal 2018 Financial Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: August 16, 2018	By:	/s/ Kevin Waters
Kevin Waters
Senior Vice President & Chief Financial Officer

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